Exhibit 99.1

434 Fayetteville Street, Suite 600, Raleigh, NC  27601

Investor Relations:	Media:
David Waldman/Jody Burfening	Felicia Ramsey
Lippert/Heilshorn & Associates	Summus, Inc.
(212) 838-3777	(919) 807-5646
dwaldman@lhai.com	felicia.ramsey@summus.com

SUMMUS REPORTS 48% INCREASE IN SECOND QUARTER REVENUE

Texas Hold’em by Phil Hellmuth, the Popular Mobile Game from Summus, Surpasses 200,000 Users; Now Available on all Major U.S. Wireless Carriers

Raleigh, N.C. — August 11, 2005 —Summus, Inc. (OTCBB: SMMU), a leading provider of mobile media applications that optimize the consumer wireless experience, today announced financial results for the second quarter and six months ended June 30, 2005. Highlights for the quarter include:

▪
Total revenue for the second quarter of 2005 increased 48% to approximately $1.8 million, compared to approximately $1.2 million for the same period in 2004. Revenue increased due to higher sales of existing wireless applications and new wireless applications developed by Summus. Total revenue for the six months ended June 30, 2005 increased 90% to approximately $3.8 million, compared to approximately $2.0 million for the same period in 2004.

▪	Gross margins for the quarter increased to 51% from 48% in the same period in 2004. Gross margins for the six months increased to 51% from 49% in the same period in 2004.

▪
Net loss from operations for the quarter was approximately $845,000 compared to a net loss from operations of approximately $653,000 for the same period in 2004. This reflects increased expenses in technology and product development related to near-term investments and increased marketing expense. Net loss from operations for the six months was approximately $1.5 million compared to a net loss from operations of approximately $1.9 million for the same period in 2004.

▪
Net loss applicable to common shareholders for the quarter was approximately $895,000 or $0.07 per share, versus approximately $835,000 or $0.10 per share, for the same period in 2004. Net loss applicable to common shareholders for the six months was approximately $2.5 million, or $0.19 per share, versus approximately $2.3 million, or $0.30 per share, for the same period in 2004.

▪	As of June 30, 2005, Summus’ cash and accounts receivable totaled approximately $4.1 million.

Gary E. Ban, chief executive officer of Summus, stated, "During the second quarter we achieved strong 48 percent year-over-year growth despite delays in the launch of our products by several wireless carriers. These products have since been launched on the respective carrier decks and consumer uptake has exceeded our expectations. For example, now that

Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC  27601

Texas Hold’em by Phil Hellmuth is available on all major U.S. wireless carriers, we have surpassed 200,000 users. The game has become one of our most successful properties and one of our top recurring revenue contributors.”

Mr. Ban continued, “We continue to expand our distribution among the major wireless carriers, both domestically and internationally, and to introduce new content and applications. During the quarter, we launched our Fujifilm Mobile Postcard Service and our Fujifilm Get the Picture Mobile Service on three additional carriers. We also launched Kentucky Derby Championship Racing on two carriers, Golf Digest’s Places to Play on two carriers and Golf Digest Mobile wallpaper on six carriers. We now have more than 30 applications across 42 carriers supported across over 160 handsets.”

Mr. Ban concluded, “On the strength of this expanded distribution, combined with the recent introduction of new products, and the upcoming launch of additional products such as our new Mattel games during the fourth quarter, we expect to resume double-digit sequential revenue growth for the balance of the year. We plan to continue building awareness of these and other exciting applications through aggressive consumer marketing programs to further accelerate growth within each of our major product areas: photo; personalization; news and information; and games.”

Conference Call
The Summus second quarter conference call will be held at 11:00AM Eastern time on Thursday August 11, 2005. To participate in the call, please dial 706-634-2478. A live webcast of the call will also be available on the company's website, www.summus.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software. The webcast will be archived on Summus’ website, and a telephone replay of the call will be available for seven days beginning at 2:00 p.m. Eastern time, August 11, at 706-645-9291, using conference ID #8368286.

About Summus
Summus is a leading provider of mobile media applications that optimize the consumer wireless experience. Summus partners with leading content brands to develop compelling and unique wireless applications and content for the mobile phone, focused within the most popular areas of growth, including photo-messaging, multi-player games, news/information and personalization. Summus currently offers an ever-growing list of 30 mobile phone applications deployed through 42 major wireless carriers in the U.S and abroad. Summus designs and develops these applications with the industry’s most intuitive navigation that is designed for a consistently superior user experience. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus’ business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Summus’ annual report on Form 10-K for the year ended December 31, 2004, and in reports subsequently filed by Summus with the Securities and Exchange Commission(“SEC”). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus’ web site at www.summus.com. Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

All trademarks and/or registered trademarks are the property of their respective owners.

(tables follow)

Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC  27601

SUMMUS, INC. BALANCE SHEETS (Unaudited)

	June 30, 2005	December 31, 2004

Assets
Current assets:
Cash	$3,166,805	$1,405,788
Accounts receivable	913,070	801,698
Prepaids and other current assets	83,375	101,315
Total current assets	4,163,250	2,308,801
Equipment, software and furniture, net	106,019	97,005
Total assets	$4,269,269	$2,405,806

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,594,766	$1,167,259
Accrued salaries and related costs	197,419	187,029
Accrued interest	93,428	96,068
Current portion of notes payable	117,895	307,668
Convertible notes payable, net of discount of $743,715
at December 31, 2004	-	681,285
Total current liabilities	2,003,508	2,439,309
Notes payable, less current portion	-	53,693

Stockholders’ equity (deficit):
Series A convertible preferred stock, $0.001 par value;
10,000 shares designated, 2,407 shares issued and
outstanding at June 30, 2005 and December 31,
2004 (liquidation preference of $2,567,467 as of
June 30, 2005)	2,407,295	2,407,295
Common stock, $0.001 par value, 185,000,000 shares
authorized; 13,499,520 and 12,105,257 shares issued
and 13,495,670 and 12,101,407 shares outstanding at
June 30, 2005 and December 31, 2004, respectively	13,495	12,101
Additional paid-in capital	57,237,125	52,485,043
Deferred compensation	(53,241)	(90,363)
Accumulated deficit	(57,111,294)	(54,673,653)
Treasury stock, at cost (3,850 shares)	(227,619)	(227,619)
Total stockholders’ equity (deficit)	(2,265,761)	(87,196)
Total liabilities and stockholders’ equity (deficit )	$4,269,269	$2,405,806

Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC  27601

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Revenues:
Wireless applications and contracts	$1,792,686	$1,208,880	$3,779,033	$1,982,210
Contracts and License fees	-	-	-	13,889
Wireless License Fees	1,500	-	5,200	750
Total revenues	1,794,186	1,208,880	3,784,233	1,996,849
Cost of revenues:
Wireless applications and contracts	883,428	627,431	1,839,615	1,023,768
Contracts and license fees	-	-	-	3,199
Wireless license fees	-	-	-	-
Total cost of revenues	883,428	627,431	1,839,615	1,026,967
Gross profit	910,758	581,449	1,944,618	969,882
Operating expenses:
General and administrative expenses	708,156	624,423	1,435,259	1,550,484
Research and development	677,114	453,097	1,321,690	973,319
Sales and marketing	355,965	127,655	639,264	236,048
Non-cash compensation	9,666	6,666	20,734	53,702
Non-cash consulting expense	5,199	22,673	10,401	29,017
Non-cash settlements	-	-	58,750	-
Total operating expenses	1,756,100	1,234,514	3,486,098	2,842,570
Loss from operations	(845,342)	(653,065)	(1,541,480)	(1,872,688)
Interest expense	(1,492)	(13,341)	(44,829)	(34,189)
Amortization of discount on debt and beneficial conversion feature	-	(42,557)	(851,332)	(42,557)
Net loss	$(846,834)	$(708,963)	$(2,437,641)	$(1,949,434)

Net loss applicable to common stockholders:
Net loss	$(846,834)	$(708,963)	$(2,437,641)	$(1,949,434)
Accretion of beneficial conversion feature on preferred stock	-	(84,922)	-	(293,444)
Preferred stock dividends	(48,140)	(41,565)	(96,280)	(83,130)
Net loss applicable to common stockholders	$(894,974)	$(835,450)	$(2,533,921)	$(2,326,008)
Per share amounts (basic and diluted)	$(0.07)	$(0.10)	$(0.19)	$(0.30)
Weighted average shares of common stock outstanding	13,484,362	8,436,230	13,119,890	7,765,193

Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC  27601

STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six-Month Period Ended
	June 30, 2005	June 30, 2004

Operating activities
Net loss	$(2,437,641)	$(1,949,434)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	22,703	80,313
Non-cash compensation	20,734	53,702
Common stock, options and warrants issued for services	86,237	83,017
Amortization of discount on debt and beneficial conversion feature	851,332	42,557
Non-cash settlements	58,750	-
Changes in operating assets and liabilities:
Accounts receivable	(111,372)	(441,530)
Prepaid and other assets	17,940	(129,769)
Accounts payable and other accrued expenses	424,867	58,649
Accrued salaries and related costs	10,390	(178,343)
Deferred revenue	-	35,000
Net cash used in operating activities	(1,056,060)	(2,345,838)

Investing activities
Purchases of equipment, software and furniture	(31,717)	(31,688)
Net cash used in investing activities	(31,717)	(31,688)

Financing activities
Proceeds from exercise of stock options and warrants	4,332,878	520,086
Proceeds from issuance of convertible debt	215,000	500,000
Payments of convertible debt	(1,640,000)	-
Principal payments on capital lease obligations	-	(17,296)
Principal payments on notes payable and short-term borrowings	(59,084)	(65,553)
Net cash provided by financing activities	2,848,794	937,237

Net increase (decrease) in cash	1,761,017	(1,440,289)
Cash at beginning of period	1,405,788	2,188,645
Cash at end of period	$3,166,805	$748,356

Supplemental disclosures of cash flow information
Cash paid for interest	$47,469	$8,143

Summus, Inc.
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com